Exhibit 10.34

This instrument was prepared by and should be mailed to: Gutnicki LLP 4711 Golf Road, Suite 200 Skokie, Illinois 60076 Attn: Abraham A. Gutnicki, Esq.

This space reserved for Recorder’s use only.

ASSIGNMENT OF RENTS AND LEASES

THIS ASSIGNMENT OF RENTS AND LEASES (“Assignment”) is made and delivered as of September 27, 2013 by QC Property Holdings, LLC, a Georgia limited liability company (“Assignor”), to and for the benefit of Housing & Healthcare Funding, LLC, a Delaware limited liability company, its successors and assigns (“Assignee”).

R E C I T A L S:

A.    Pursuant to the terms of a Loan and Security Agreement dated as of even date herewith (as amended, modified, replaced or restated from time to time, the “Loan Agreement”) by and between Assignor and Assignee, Assignee has agreed to make to Assignor a loan in the original principal amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (the “Loan”). The Loan is evidenced by a promissory note of even date herewith made payable by Assignor to the order of Assignee in the maximum principal amount of the Loan (the “Note”).

B.    Assignor owns the Premises (as hereinafter defined) and leases the Premises to QC Nursing, LLC, a Georgia limited liability company (“Lessee”), pursuant to that certain Lease Agreement dated as of June 25, 2012 by and between Assignor and Lessee, as amended from time to time (the “Operating Lease”).

D.    As an affiliate of Assignor, Lessee will receive substantial benefit from the availability of the Loan by Assignee to Assignor.

E.    A condition precedent to Assignee’s making of the Loan to Assignor is the execution and delivery by Assignor of this Assignment.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated as if fully set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

1.    Definitions. All capitalized terms which are not defined herein shall have the meanings ascribed thereto in that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of even date herewith from Assignor to and for the benefit of Assignee (as amended, modified, replaced or restated from time to time, the “Mortgage”) encumbering certain real property located in Oklahoma County, Oklahoma, and described on Exhibit A attached hereto and made a part hereof, together with certain other collateral as described in the Mortgage, given as security for the Loan.

2.    Grant of Security Interest. Assignor hereby grants, transfers, sets over and assigns to Assignee, all of the right, title and interest of Assignor in and to (i) all of the rents, revenues, issues, profits, proceeds, receipts, income, accounts and other receivables arising out of or from the land legally described in Exhibit A attached hereto and made a part hereof and all buildings and other improvements located thereon (said land and improvements being hereinafter referred to collectively as the “Premises”), including, without limitation, lease termination fees, purchase option fees and other fees and expenses payable under any lease (all of the foregoing collectively referred to herein as the “Rents”); (ii) all leases and subleases (collectively, “Leases”), now or hereafter existing, of all or any part of the Premises together with all guaranties of any of such Leases and all security deposits delivered by tenants thereunder, whether in cash or letter of credit; (iii) all rights and claims for damage against tenants arising out of defaults under the Leases, including rights to termination fees and compensation with respect to rejected Leases pursuant to Section 365(a) of the Federal Bankruptcy Code or any replacement Section thereof; and (iv) all tenant improvements and fixtures located on the Premises. This Assignment is an absolute transfer and assignment of the foregoing interests to Assignee given to secure:

(a)    Payment by Assignor when due of (i) the indebtedness evidenced by the Note and any and all renewals, extensions, replacements, amendments, modifications and refinancings thereof; (ii) any and all other indebtedness and obligations that may be due and owing to Assignee by Assignor under or with respect to the Loan Documents (as defined in the Loan Agreement); and (iii) all costs and expenses paid or incurred by Assignee in enforcing its rights hereunder, including without limitation, court costs and reasonable attorneys’ fees; and

(b)    Observance and performance by Assignor of the covenants, conditions, agreements, representations, warranties and other liabilities and obligations of Assignor or any other obligor to or benefiting Assignee which are evidenced or secured by or otherwise provided in the Note, this Assignment or any of the other Loan Documents, together with all amendments and modifications thereof.

3.    Representations and Warranties of Assignor. Assignor represents and warrants to Assignee that:

(a)    this Assignment, as executed by Assignor, constitutes the legal and binding obligation of Assignor enforceable in accordance with its terms and provisions;

(b)    Assignor is the lessor under all Leases;

(c)    there is no other existing assignment of Assignor’s entire or any part of its interest in or to any of the Leases or any of the Rents assigned hereunder, nor has Assignor entered into any agreement to subordinate any of the Leases or such Assignor’s right to receive any of the Rents assigned hereunder;

(d)    Assignor has not executed any instrument or performed any act which may prevent Assignee from operating under any of the terms and provisions hereof or which would limit Assignee in such operation; and

(e)    there are no defaults by Assignor under any of the Leases and, to Assignor’s knowledge, there are no material defaults by tenants under any Leases.

4.    Covenants of Assignor. Assignor covenants and agrees that so long as this Assignment shall be in effect:

(a)    Except for the Operating Lease existing as of the date hereof and the lease(s) listed on Schedule 2.1(p) to the Loan Agreement, Assignor shall not lease any portion of the Premises, or permit any sublease of any portion of the Premises, unless Assignor obtains Assignee’s prior written consent to all aspects of such lease;

(b)    Assignor shall observe and perform all of the covenants, terms, conditions and agreements contained in the Leases to be observed or performed by Assignor thereunder, and Assignor shall not do or suffer to be done anything to impair the security thereof. Assignor shall not (i) release the liability of any tenant under any Lease, (ii) consent to any tenant’s withholding of rent or making monetary advances and off‑setting the same against future rentals, (iii) consent to any tenant’s claim of a total or partial eviction, (iv) consent to a tenant termination or cancellation of any Lease (as defined below), except as specifically provided therein, or (v) enter into any oral leases with respect to all or any portion of the Premises;

(c)    Assignor shall not collect any of the Rents assigned hereunder more than thirty days in advance of the time when the same shall become due, except for security or similar deposits;

(d)    Assignor shall not make any other assignment of its entire or any part of its interest in or to any or all Leases, or any or all Rents assigned hereunder, except as specifically permitted by the Loan Documents;

(e)    Assignor shall not modify the terms and provisions of any Lease, nor shall Assignor give any consent (including, but not limited to, any consent to any assignment of, or subletting under, any Lease) or approval required or permitted by such terms and provisions or cancel or terminate any Lease, without Assignee’s prior written consent;

(f)    Assignor shall not accept a surrender of any Lease or convey or transfer, or suffer or permit a conveyance or transfer of, the premises demised under any Lease or of any interest in any Lease so as to effect, directly or indirectly, proximately or remotely, a merger of the estates and rights of, or a termination or diminution of the obligations of, any tenant thereunder; any termination fees payable under a Lease for the early termination or surrender thereof shall be paid jointly to Assignor and Assignee. Assignor hereby assigns any such payment to Assignee and further covenants and agrees that upon the request of Assignee, it will duly endorse to the order of Assignee any such check, the proceeds of which shall be applied in accordance with the provisions of Paragraph 8 below;

(g)    Assignor shall not alter, modify or change the terms of any guaranty of any Lease, or cancel or terminate any such guaranty or do or permit to be done anything which would terminate any such guaranty as a matter of law without the prior written consent of Assignee;

(h)    Assignor shall not waive or excuse the obligation to pay rent under any Lease;

(i)    Assignor shall, at its sole cost and expense, appear in and defend any and all actions and proceedings arising under, relating to, or in any manner connected with, any Lease or the obligations, duties or liabilities of the lessor or any tenant or guarantor thereunder, and shall pay all reasonable costs and expenses of Assignee, including court costs and reasonable attorneys’ fees, in any such action or proceeding in which Assignee may appear;

(j)    Assignor shall give prompt notice to Assignee of any notice of any default by Assignor under any Lease received from any tenant or guarantor thereunder;

(k)    Assignor shall enforce the observance and performance of each covenant, term, condition and agreement contained in each Lease to be observed and performed by the tenants and guarantors thereunder and shall immediately notify Assignee of any material breach by the tenant or guarantor under any such Lease;

(l)    Assignor shall not permit any of the Leases to become subordinate to any lien or liens other than liens securing the indebtedness secured hereby or liens for general real estate taxes not delinquent;

(m)    Assignor shall not execute hereafter any Lease unless there shall be included therein a provision providing that the tenant thereunder acknowledges that such Lease has been assigned pursuant to this Assignment and agrees not to look to Assignee as mortgagee, beneficiary, lender in possession or successor in title to the Premises for accountability for any security deposit required by lessor under such Lease unless such sums have actually been received in cash by Assignee as security for tenant’s performance under such Lease, and any such lease shall further provide that the same shall be subordinate to the provisions of the Mortgage; and

(n)    If any tenant under any Lease is or becomes the subject of any proceeding under the Federal Bankruptcy Code, as amended from time to time, or any other federal, state or local statute which provides for the possible termination or rejection of the Leases assigned hereby, Assignor covenants and agrees that if any such Lease is so terminated or rejected, no settlement for damages shall be made without the prior written consent of Assignee, and any check in payment of damages for termination or rejection of any such Lease will be made payable both to Assignor and Assignee. Assignor hereby assigns any such payment to Assignee and further covenants and agrees that upon the request of Assignee, it will duly endorse to the order of Assignee any such check, the proceeds of which shall be applied in accordance with the provisions of Paragraph 8 below.

5.    Rights Prior to Default. Unless or until an Event of Default (as defined in Paragraph 6) shall occur, Assignor shall have the right to collect, at the time provided for the payment thereof (but in no event more than thirty (30) days in advance), all Rents assigned hereunder, and to retain, use and enjoy the same. Upon the occurrence of an Event of Default, Assignor’s right to collect such rents, issues, income and profits shall immediately terminate without further notice thereof to Assignor. Assignee shall have the right to notify the tenants under the Leases of the existence of this Assignment at any time.

6.    Events of Default. An “Event of Default” shall occur under this Assignment upon the occurrence of (a) a breach by Assignor of any of the covenants, agreements, representations, warranties or other provisions hereof which is not cured or waived within the applicable grace or cure period, if any, set forth in the Mortgage or (b) any other Event of Default described in the Note, the Mortgage, or any of the other Loan Documents.

7.    Rights and Remedies Upon Default. At any time upon or following the occurrence of any Event of Default, Assignee, at its option, may exercise any one or more of the following rights and remedies without any obligation to do so, without in any way waiving such Event of Default, without further notice or demand on Assignor, without regard to the adequacy of the security for the obligations secured hereby, without releasing Assignor or any guarantor of the Note from any obligation, and with or without bringing any action or proceeding to foreclose the Mortgage or any other lien or security interest granted by the Loan Documents:

(a)    Declare the unpaid balance of the principal sum of the Note, together with all accrued and unpaid interest thereon, immediately due and payable;

(b)    Enter upon and take possession of the Premises, either in person or by agent or by a receiver appointed by a court, and have, hold, manage, lease and operate the same on such terms and for such period of time as Assignee may deem necessary or proper, with full power to make from time to time all alterations, renovations, repairs or replacements thereto or thereof as may seem proper to Assignee, to make, enforce, modify and accept the surrender of Leases, to obtain and evict tenants, to fix or modify rents, and to do any other act which Assignee deems necessary or proper;

(c)    Either with or without taking possession of the Premises, demand, sue for, settle, compromise, collect, and give acquittances for all Rents and pursue all remedies for enforcement of the Leases and all the lessor’s rights therein and thereunder. This Assignment shall constitute an authorization and direction to the tenants under the Leases to pay all rents and other amounts payable under the Leases to Assignee, without proof of default hereunder, upon receipt from Assignee of written notice to thereafter pay all such rents and other amounts to Assignee and to comply with any notice or demand by Assignee for observance or performance of any of the covenants, terms, conditions and agreements contained in the Leases to be observed or performed by the tenants thereunder, and Assignor shall facilitate in all reasonable ways Assignee’s collection of such Rents, and upon request will execute written notices to the tenants under the Leases to thereafter pay all such rents and other amounts to Assignee; and

(d)    Make any payment or do any act required herein of Assignor in such manner and to such extent as Assignee may deem necessary, and any amount so paid by Assignee shall become immediately due and payable by Assignor with interest thereon until paid at the Default Rate (as defined in the Note) and shall be secured by this Assignment.

8.    Application of Proceeds. All sums collected and received by Assignee out of the Rents following the occurrence of any one or more Events of Default shall be applied in accordance with applicable law and, unless otherwise specified in such law or laws, in such order as Assignee shall elect in its sole and absolute discretion.

9.    Limitation of Assignee’s Liability. Assignee shall not be liable for any loss sustained by Assignor resulting from Assignee’s failure to let the Premises or from any other act or omission of Assignee in managing, operating or maintaining the Premises following the occurrence of an Event of Default. Assignee shall not be obligated to observe, perform or discharge, nor does Assignee hereby undertake to observe, perform or discharge any covenant, term, condition or agreement contained in any Lease to be observed or performed by the lessor thereunder, or any obligation, duty or liability of Assignor under or by reason of this Assignment. Assignor shall and does hereby agree to indemnify, defend (using counsel satisfactory to Assignee) and hold Assignee harmless from and against any and all liability, loss or damage which Assignee may incur under any Lease or under or by reason of this Assignment and of and from any and all claims and demands whatsoever which may be asserted against Assignee by reason of any alleged obligation or undertaking on its part to observe or perform any of the covenants, terms, conditions and agreements contained in any Lease; provided, however, in no event shall Assignor be liable for any liability, loss or damage which Assignee incurs as a direct result of Assignee’s gross negligence or willful misconduct. Should Assignee incur any such liability, loss or damage under any Lease or under or by reason of this Assignment or in the defense of any such claim or demand, the amount thereof, including reasonable costs, expenses and attorneys’ fees, shall become immediately due and payable by Assignor with interest thereon at the Default Rate and shall be secured by this Assignment and the other Loan Documents. This Assignment shall not operate to place responsibility upon Assignee for the care, control, management or repair of the Premises or for the carrying out of any of the covenants, terms, conditions and agreements contained in any Lease, nor shall it operate to make Assignee responsible or liable for any waste committed upon the Premises by any tenant, occupant or other party, or for any dangerous or defective condition of the Premises, or for any negligence in the management, upkeep, repair or control of the Premises resulting in loss or injury or death to any tenant, occupant, licensee, employee or stranger. Nothing set forth herein or in the Mortgage, and no exercise by Assignee of any of the rights set forth herein or in the Mortgage, shall constitute or be construed as constituting Assignee a “lender in possession” of the Premises, in the absence of the taking of actual possession of the Premises by Assignee pursuant to the provisions hereof or of the Mortgage.

10.    No Waiver. Nothing contained in this Assignment and no act done or omitted to be done by Assignee pursuant to the rights and powers granted to it hereunder shall be deemed to be a waiver by Assignee of its rights and remedies under any of the Loan Documents. This Assignment is made and accepted without prejudice to any of the rights and remedies of Assignee under the terms and provisions of such instruments, and Assignee may exercise any of its rights and remedies under the terms and provisions of such instruments either prior to, simultaneously with, or subsequent to any action taken by it hereunder. Assignee may take or release any other security for the performance of the obligations secured hereby, may release any party primarily or secondarily liable therefor, and may apply any other security held by it for the satisfaction of the obligations secured hereby without prejudice to any of its rights and powers hereunder.

11.    Further Assurances. Assignor shall execute or cause to be executed such additional instruments (including, but not limited to, general or specific assignments of such Leases as Assignee may designate) and shall do or cause to be done such further acts, as Assignee may request, in order to permit Assignee to perfect, protect, preserve and maintain the assignment made to Assignee by this Assignment.

12.    Assignment Pursuant to Statute. This is an assignment of rents and profits pursuant to 46 Okla. Stat. 4 et seq., as amended from time to time.

13.    Security Deposits. Assignor acknowledges that Assignee has not received for its own account any security deposited by any tenant pursuant to the terms of the Leases and that Assignee assumes no responsibility or liability for any security so deposited.

14.    Severability. If any provision of this Assignment is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Assignee and Assignor shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this

Assignment, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.

15.    Successors and Assigns. This Assignment is binding upon Assignor and its legal representatives, successors and assigns, and the rights, powers and remedies of Assignee under this Assignment shall inure to the benefit of Assignee and its successors and assigns.

16.    Written Modifications. This Assignment shall not be amended, modified or supplemented without the written agreement of Assignor and Assignee at the time of such amendment, modification or supplement.

17.    Duration. This Assignment shall become null and void at such time as Assignor shall have paid the principal sum of the Note, together with all interest thereon, and shall have fully paid and performed all of the other obligations secured hereby and by the other Loan Documents.

18.    Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Maryland.

19.    Notices. All notices, demands, requests and other correspondence which are required or permitted to be given hereunder shall be deemed sufficiently given when delivered or mailed in the manner and to the addresses of Assignor and Assignee, as the case may be, as specified in the Mortgage.

20.    WAIVER OF TRIAL BY JURY. ASSIGNOR AND ASSIGNEE (BY ACCEPTANCE HEREOF), HAVING BEEN REPRESENTED BY COUNSEL, EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS ASSIGNMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS ASSIGNMENT OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS ASSIGNMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. ASSIGNOR AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST ASSIGNEE OR ANY OTHER PERSON INDEMNIFIED UNDER THIS ASSIGNMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

[Signature page to follow]

IN WITNESS WHEREOF, Assignor has executed and delivered this Assignment of Rents and Leases as of the day and year first above written.

ASSIGNOR:

QC Property Holdings, LLC,
a Georgia limited liability company

By:	/s/ Ronald W. Fleming
Name:	Ronald W. Fleming
Title:	Manager

STATE OF ______________	)
	)	ss
COUNTY OF ____________	)

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, do hereby certify that Ronald W. Fleming, the Manager of QC Property Holdings, LLC, a Georgia limited liability company (the “Company”), who is personally known to me to be the same person whose name is subscribed to the foregoing instrument as such __________________, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act as _____________________ of the Company and as the free and voluntary act of the Company, for the uses and purposes therein set forth.
GIVEN under my hand and notarial seal, this ___ day of _________, 2013.

NOTARY PUBLIC

(SEAL)

Assignment of Rents and Leases / QC Property Holdings, LLC
Signature Page

EXHIBIT A

Legal Description

A part of the Northeast Quarter (NE/4) of Section Sixteen (16), Township Thirteen (13) North, Range Four (4) West of the Indian Meridian in the City of Oklahoma City, Oklahoma County, Oklahoma, said part being more particularly described as follows:

Beginning at a point located South 00°28'33" East a distance of 503.87 feet and North 89°31 '27" East a distance of 30.00 feet from the Northwest Comer of said Northeast Quarter (NE/4);

Thence from said Point of Beginning South 00°28'33" East a distance of293.65 feet to a point on a curve to the right, said curve having a central angle of 15°52'38" and a radius of
205.65 feet;

Thence along the arc of said curve in a Southwesterly direction a distance of 56.99 feet;

Thence South 89°51'09" East a distance of 722.34 feet;

Thence North 00°28'33" West a distance of 350.00 feet;
Thence North 89°51 '09" West a distance of 714.50 feet to the Point of Beginning.
Together with rights of ingress and egress established by the easement estate created by
Weschase Partners Limited Partnership, an Oklahoma limited partnership in favor of Weschase Land Co. Limited Partnership, an Oklahoma limited partnership, filed January 20, 1987, recorded in Book 5576, Page 1628, and more particularly described as follows:

The North 15 feet of the following described tract:

A part of the Northeast Quarter (NE/4) of Section Sixteen (16), Township Thirteen (13) North, Range Four (4) West of the Indian Meridian, in the City of Oklahoma City, Oklahoma County, Oklahoma, said part being more particularly described as follows:

Beginning at a point located on the East right-of-way line of Brandon Place, South 00°28'33" East 503.87 feet and North 89°31 '27" East 30.00 feet from the Northwest Comer of said Northeast Quarter (NE/4);

Thence from said Point of Beginning, said easement being 15.00 feet North and 15.00 feet South of the following described line;

South 89°51'09" East 584.00 feet to the point of termination.

Property Address: 13500 Brandon Place, Oklahoma City, OK APN:
3861-14-947-1090